Exhibit 99.1

Intermix Announces Record Third Quarter Revenues

Company Increases Revenue Forecast for Fiscal Year 2005

LOS ANGELES, CA, February 7, 2005 – Intermix Media, Inc. (AMEX: MIX), reported record third quarter revenues today of $20.3 million, compared to $14.1 million for the same quarter last year. Revenues for the nine months ended December 31, 2004 were $54.8 million, compared to $38.5 million for the same period last year.

The Company also reported third quarter net income of $38,000, compared to a net loss of $2.1 million in the same period last year. Third quarter earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) were $800,000, compared to a loss of $11,000 in the same period last year.

The Company’s net income for the nine months ended December 31, 2004 was $4.9 million, compared to a net loss of $8.7 million in the same period last year. EBITDA for the nine months ended December 31, 2004 was $7.1 million, compared to a loss of $5.0 million in the same period last year. Net income and EBITDA for fiscal year 2005 reflect $5.3 million in gains arising from sale of assets and extinguishment of debt in the Company’s second fiscal quarter ended September 30, 2004. Product marketing segment revenues for the quarter ended December 31, 2004 were $12.4 million, compared to $9.4 million for the same quarter last year. This increase was primarily due to greater sales of the Body Shapetm, Dream Shapetm and Hydrodermtm product lines experienced at the Company’s Alena business unit.

Network segment revenues for the quarter ended December 31, 2004 were $7.9 million, compared to $4.7 million for the same quarter last year. This increase was primarily due to higher advertising and search revenues realized by the Company’s Intermix Network Subsidiary.

Business Growth and Investments

Intermix and its subsidiaries continued to focus on infrastructure and growth in both segments of the business and made significant investments in the most recent quarter. These activities included:

•	Significantly expanding Alena’s tools and technologies to allow for the launch of multiple products and product categories. Alena began gathering data and analytics on new product categories and expects the roll-out of additional products in the coming quarters.

•	Launching Grab.com, Intermix Network’s premier casual gaming site with innovative community-based features including online games, avatar technology, friends’ lists, on site messaging, ladders and tournaments, and a proprietary engine that allows users to challenge friends to grab.com games. According to comScore Media Metrix, Grab.com received over 1.1 million unique visitors in December 2004, its third full month since launch.

•	Expanding the reach and infrastructure of MySpace.com, a popular social networking and life style portal. According to comScore Media Metrix, MySpace.com received over 5.8 million unique visitors during the month of December 2004, up from 1.1 million in June 2004. MySpace is making significant capital investments in network infrastructure and recruiting technical, sales and other personnel to support and foster the anticipated continued growth of MySpace.com

•	Intermix’s purchase of Focalex, Inc. for $4.3 million in cash and common stock in November 2004 and integration of its optimization and monetization technologies. Focalex is an Internet advertising and affiliate marketing company through which Intermix expects to realize increased monetization of its network traffic and a new channel of distribution for its proprietary content and branded products.

•	Investment of $4 million in Intermix by Redpoint Ventures and the signing of a non-binding term sheet providing for Redpoint’s investment in a Company subsidiary that will own and operate the MySpace.com business.

“This was a very important quarter for Intermix Media in validating our new business focus and strategy,” stated Richard Rosenblatt, Chief Executive Officer of Intermix. “We experienced significant growth in revenues in both segments of our business while continuing to invest in our infrastructure, proprietary tools and technologies, and new personnel. We believe that the investments we made in the third quarter and those we expect to make in upcoming quarters will allow us to further leverage our assets and businesses in fiscal 2006.”

Fiscal Year 2005 and 2006 Outlook

The Company has raised its previously issued revenue forecast for fiscal year 2005. The Company currently expects fiscal year 2005 revenue to be approximately $76 million to $77 million, which equates to a growth in annual revenue of approximately 33% to 35%.

For the fourth quarter of fiscal year 2005 ending March 31, 2005, Intermix expects to report revenue of between $21 million and $22 million. The Company expects to continue to invest in its web properties and infrastructure. As such, the Company expects to record a small net loss for the quarter, but to have positive EBITDA.

The Company expects to provide a forecast of its fiscal year 2006 results in late March 2005.

Conference Call

Intermix will hold a conference call and webcast to discuss the Company’s third quarter 2005 financial results, as well as provide a general business update on Monday, February 7, 2005, at 4:30 p.m. EST (1:30 p.m. PST). Those wishing to join the conference call should dial (877) 699-1062 (international callers dial (706) 634-6379) and request the Intermix Media conference call.

Intermix Media, Inc.

Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Revenues	$20,328	$14,147	$54,837	$38,465
Cost of revenues	3,852	2,780	11,903	8,681

Gross profit	16,476	11,367	42,934	29,784

Operating expenses:
Marketing and sales	9,756	5,321	24,462	15,700
Product development	2,093	1,459	5,328	4,331
General and administrative	4,209	3,327	12,513	10,984
Restatement professional fees	—	862	(281)	4,085
Amortization of other intangible assets	370	321	904	962
Impairment of goodwill and other intangible assets	—	1,200	—	1,200

Total operating expenses	16,428	12,490	42,926	37,262

Operating income (loss)	48	(1,123)	8	(7,478)
Interest expense, net	6	(108)	(166)	(311)
Gain on debt extinguished	—	—	630	—

Income (loss) from continuing operations before income taxes	54	(1,231)	472	(7,789)
Income taxes	(16)	(8)	(43)	(8)

Income (loss) from continuing operations	38	(1,239)	429	(7,797)
Loss from discontinued operations	—	(854)	(148)	(942)
Gain on sale of SkillJam	—	—	4,647	—

Net income (loss)	38	(2,093)	4,928	(8,739)
Preferred stock dividends and liquidation preference (Note 1)	(128)	(123)	(467)	(157)
Income allocated to preferred stockholders (Note 2):	(9)	—	(1,084)	—

Income (loss) to common stockholders	$(99)	$(2,216)	$3,377	$(8,896)

Loss from continuing operations:
Basic per share	$—	$(0.05)	$—	$(0.30)
Diluted per share	—	(0.05)	—	(0.30)
Gain on sale of SkillJam:
Basic per share	—	—	0.12	—
Diluted per share	—	—	0.12	—
Income (loss) to common stockholders:
(Note 2):
Basic per share	—	(0.08)	0.12	(0.33)
Diluted per share	—	(0.08)	0.12	(0.33)

Note 1	Amounts represent 6 percent per annum accretion of the liquidation preference related to the Company’s Series A preferred stock, as well as the accrual of payment-in-kind dividends related to the Company’s Series C and Series C-1 preferred stock. The accrual of dividends related to Series C terminated as of October 31, 2004 in accordance with the terms of such preferred stock. The accrual of dividends related to Series C-1 preferred stock will continue through September 30, 2005 and totals approximately $50,000 per quarter.

Note 2	In March 2004, the Emerging Issues Task Force (“EITF”) reached final consensus on EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” which requires companies that have participating securities to allocate undistributed earnings to common shares and participating securities based on the proportion of undistributed earnings that each would have been entitled to had all the period’s earnings been distributed. The Company’s Series A, B and C preferred stock are participating securities as defined in EITF 03-6, in that such preferred stock would be entitled to either liquidation proceeds in preference to common stockholder or dividends in preference to common stockholders, if and when such a dividend would be declared. Both liquidation preference and preferred dividends would be in accordance with predetermined formulas. EITF 03-6 was effective for fiscal periods beginning after March 31, 2004 and earnings per share reported in prior periods must be retroactively adjusted to comply with EITF 03-6. The Company adopted EITF 03-6 in the quarter ended September 30, 2004. EITF 03-6 had no impact on prior year per share amounts because of the net losses for the prior periods.

Consolidated Balance Sheets

(In thousands - unaudited)

	December 31, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$8,149	$6,245
Restricted cash	1,861	2,116
Accounts receivable, net	5,580	3,901
Inventories, net	2,159	1,168
Net assets of SkillJam held for sale	—	102
Prepaid expenses and other assets	4,111	3,136

Total current assets	21,860	16,668
Property and equipment, net	4,342	2,454
Goodwill	17,829	14,882
Other intangible assets, net	4,239	2,520
Deposits and other assets	1,024	974

Total assets	$49,294	$37,498

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,089	$5,793
Accrued expenses	4,849	3,317
Deferred revenue	2,304	892
Current portion of debt obligations	—	5,224
Current portion of capitalized lease obligations	60	489

Total current liabilities	11,302	15,715
Capitalized lease obligations, less current portion	12	33
Other long term liabilities	80	—

Total liabilities	11,394	15,748
Stockholders’ equity	37,900	21,750

Total liabilities and stockholders’ equity	$49,294	$37,498

Reconciliation of Net Income to EBITDA (Note 1)

(in thousands, unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
			(Note 2)
Net income (loss)	$38	$(2,093)	$4,928	$(8,739)
Plus interest expense, net	(6)	108	166	311
Plus income taxes	16	8	43	8
Plus amortization of other intangible assets	370	321	914	962
Plus depreciation and amortization of property and equipment	382	445	1,081	1,306
Impairment of goodwill and other Intangible assets	—	1,200	—	1,200

EBITDA	$800	$(11)	$7,132	$(4,952)

Note (1) - EBITDA included in this press release is a non-GAAP financial measure that represents net income excluding the effects of interest, income taxes, depreciation and amortization expenses; and impairment of goodwill and other intangible assets. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments and interest on our debt and capital lease obligations that we do not believe are reflective of the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per share measures. The Company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

Note (2) - EBITDA would have been $1.9 million for the nine months ended December 31, 2004, after excluding the $4,647,000 gain on sale of SkillJam assets and the $630,000 gain on debt extinguished.

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilizes proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self publishing and viral marketing, the Intermix Network has grown to over 17 million unique visitors per month, including such flagship properties as Myspace.com and Grab.com. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost effectively builds consumer brands, such as Hydroderm, and drives new users back to the Intermix Network.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and Current Reports on Form 8-K, which include risks or uncertainties associated with, among others: litigation and regulatory proceedings regarding the restatement of our fiscal year 2003 quarterly financial statements; actual demand by customers for our products and services and advertising inventory not meet expectations; changes in governmental, Web browser or Internet service provider regulations, policies and technology affecting commercial electronic communications and advertising revenues; inability to expand our infrastructure and scale our software to support increased traffic to our websites; the use and/or diversion of Company resources, including management time and attention, beyond that currently expected in the Company’s effort to comply with Section 404 of the Sarbanes Oxley Act of 2002; or the and risks related to the integration of, or the realization of the benefits expected from, acquisitions. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.